                                                        Exhibit 99.2


                    IN THE CHANCERY COURT OF JACKSON COUNTY,
                              STATE OF MISSISSIPPI

                                                )
IN RE MIKE MOORE, ATTORNEY GENERAL, ex. rel.    )    CAUSE No. 94-1429
STATE OF MISSISSIPPI TOBACCO LITIGATION         )
                                                )


                STIPULATION OF AMENDMENT TO SETTLEMENT AGREEMENT
                          AND FOR ENTRY OF AGREED ORDER

               THIS STIPULATION OF AMENDMENT TO SETTLEMENT AGREEMENT AND FOR ENTRY OF AGREED ORDER (the "Stipulation of Amendment") is made as of the date hereof, by and among the parties hereto, as indicated by their signatures below, to amend the Comprehensive Settlement Agreement and Release entered into by the parties hereto with respect to this Action on October 17, 1997 (the "Settlement Agreement").

               WHEREAS, on July 2, 1997, the State of Mississippi and certain defendants (the "Settling Defendants") entered into a Memorandum of Understanding (the "MOU"), setting forth the terms of an agreement in principle to settle all present and future claims relating to the subject matter of this Action, which MOU contemplated that the parties would draft and execute a comprehensive settlement agreement incorporating the terms of the MOU as well as other customary terms and conditions, including releases;

               WHEREAS, on October 17, 1997, the State of Mississippi and Settling Defendants entered into the Settlement Agreement to settle and resolve with finality all present and future civil claims against all parties to this litigation relating to the subject matter of this litigation which have been or could have been asserted by any of the parties hereto;

               WHEREAS, the Settlement Agreement was approved and adopted as an enforceable order of the Court pursuant to Court Order dated December 29, 1997;

               WHEREAS, the Settlement Agreement contains a "Most Favored Nation" clause which provides that, in the event that Settling Defendants enter into a future pre-verdict settlement agreement of other litigation brought by a non-federal governmental plaintiff on terms more favorable to such governmental plaintiff than the terms of this Settlement Agreement (after due consideration of relevant differences in population or other appropriate factors), the terms of the Settlement Agreement shall be revised so that the State of Mississippi will obtain treatment at least as relatively favorable as any such non-federal governmental entity;

               WHEREAS, on May 8, 1998, Settling Defendants entered into a pre-verdict settlement agreement with the State of Minnesota to settle the lawsuit State of Minnesota v. Philip Morris Inc., No. C1-94-8565 (Dist. Ct. Ramsey County, filed Aug. 17, 1994) (the "Minnesota Settlement");

               WHEREAS, the State of Mississippi and Settling Defendants agree that, pursuant to the Most Favored Nation clause of the Settlement Agreement, the Settlement Agreement is to be revised in light of the Minnesota Settlement;

               WHEREAS, the State of Mississippi and Settling Defendants have agreed on the terms of revisions to the Settlement Agreement in light of the Minnesota Settlement, as set forth in this Stipulation of Amendment and the Agreed Order attached as Exhibit 1 hereto; and

               WHEREAS, the parties hereto have further agreed jointly to petition the Court for approval of the Agreed Order:

               NOW, THEREFORE, BE IT KNOWN THAT, pursuant to the Most Favored Nation clause of the Settlement Agreement and in consideration of their mutual agreement to the terms of this Stipulation of Amendment (including, inter alia, waiver of any further claim to revise the Settlement Agreement pursuant to the Most Favored Nation clause, except as expressly provided herein), and such other consideration as described herein, the sufficiency of which is hereby acknowledged, the parties hereto, acting by and through their authorized agents, memorialize and agree as follows:

               1. Amendment of Settlement Agreement. The provisions of this Stipulation of Amendment supplement the terms of the Settlement Agreement, which shall remain in full force and effect except insofar as they are expressly revised by the provisions of this Stipulation of Amendment.

               2. Voluntary Agreement of the Parties. The Court may, upon the State's application, enter the Agreed Order attached hereto as Exhibit A. The State and Settling Defendants understand that Congress may enact legislation dealing with some of the issues addressed in the Settlement Agreement, this Stipulation of Amendment or the Agreed Order. Settling Defendants and their assigns, affiliates, agents and successors hereby voluntarily waive any right to challenge the Settlement Agreement, this Stipulation of Amendment or the Agreed Order, directly or through third parties, on the ground that any term thereof or hereof is unconstitutional, outside the power or jurisdiction of the Court or preempted by or in conflict with any current or future federal legislation (except insofar as any terms of the Settlement Agreement (as revised hereby) or the Agreed Order that relate to matters other than payments are irreconcilable with any such future federal legislation).

               3. Definitions. For the purposes of the Settlement Agreement, this Stipulation of Amendment and the Agreed Order, the following terms shall have the meanings set forth below:

                             (a) "Consumer Price Index" means the Consumer Price
               Index for All Urban Consumers for the most recent twelve-month period for which such percentage information is available, as published by the Bureau of Labor Statistics of the U.S. Department of Labor;

                             (b) "Market Share" means a Settling Defendant's
               respective share of sales of cigarettes, by number of individual cigarettes shipped for consumption in the United States, during
               (i) with respect to payments made pursuant to paragraph 7 of this Stipulation of Amendment, the calendar year ending on the date on which the payment at issue is due, regardless of when such payment is made, and (ii) with respect to all other payments made pursuant to this Stipulation of Amendment and the Settlement Agreement, the calendar year immediately preceding the year in which the payment at issue is due, regardless of when such payment is made;

                             (c) "Cigarettes" means any product which contains
               nicotine, is intended to be burned or heated under ordinary conditions of use, and consists of or contains (i) any roll of tobacco wrapped in paper or in any substance not containing tobacco; or (ii) tobacco, in any form, that is functional in the product, which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette; or
               (iii) any roll of tobacco wrapped in any substance containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette described in subparagraph (i) of this paragraph;

                             (d) "Smokeless Tobacco" means any powder that
               consists of cut, ground, powdered or leaf tobacco that contains nicotine and that is intended to be placed in the oral cavity;

                             (e) "Tobacco Products" means Cigarettes and
               Smokeless Tobacco; and

                             (f)  "Children" means persons under the age of 18;

The above definitions supplement the definitions provided in the Settlement Agreement and, insofar as they differ, supersede them.

               4. Settlement Receipts. The payments to be made by Settling Defendants under the Settlement Agreement and this Stipulation of Amendment constitute reimbursement for public health expenditures of the State of Mississippi and the political subdivisions and agencies of the State of Mississippi, including but not limited to the Mississippi State Employees Health Insurance Plan, University Medical Center and charity hospitals, as well as for Medicaid expenditures of the State of Mississippi. Any payments made by Settling Defendants in a given year are in settlement of claims for damages by the State in the year of payment or earlier years related to the subject matter of this Action, including, without limitation, claims for equitable and injunctive relief, claims for health care expenditures and claims for punitive damages, except that no part of any payment under the Settlement Agreement or this Stipulation of Amendment is made in settlement of an actual or potential liability for a fine, penalty (civil or criminal) or enhanced damages or as the cost of a tangible or intangible asset or other future benefit. In consonance with the relief sought by this Action and the Proposed Resolution, the parties hereto anticipate that the funds provided hereunder and under the Settlement Agreement, other than funds provided pursuant to the Settlement Agreement that are dedicated for the Mississippi Pilot Program and legal expense reimbursement, will be used for health-related expenditures of the State of Mississippi. This paragraph 4 supersedes paragraph 11 of the Settlement Agreement, which is hereby rendered null, void and of no further effect.

               5. Supplemental Initial Payment. Each Settling Defendant severally shall cause to be paid, pro rata in proportion to its Market Share and in accordance with and subject to paragraph 17 of this Stipulation of Amendment, to an account designated in writing by the State of Mississippi, its share of $41,738,000, to be paid on or before January 4, 1999; its share of $145,173,000, to be paid on or before January 3, 2000; its share of $145,173,000, to be paid on or before January 2, 2001; its share of $145,173,000, to be paid on or before January 2, 2002; and its share of $72,743,000, to be paid on or before January 2, 2003. The payments made by Settling Defendants pursuant to this paragraph shall be adjusted upward by the greater of 3% or the actual total percent change in the Consumer Price Index applied each year on the previous year, beginning with the payment due to be made on or before January 3, 2000. The payments due to be made by Settling Defendants pursuant to this paragraph on or before January 3, 2000, on or before January 2, 2001, on or before January 2, 2002, and on or before January 2, 2003, will also be decreased or increased, as the case may be, in accordance with the formula for adjustment of payments set forth in Appendix A hereto. The payment due to be made by Settling Defendants pursuant to this paragraph 5 on or before January 4, 1999, shall not be subject to adjustment for inflation or in accordance with the formula for adjustment of payments set forth in Appendix A hereto.

               6. Acceleration of Supplemental Initial Payment. In the event that any Settling Defendant fails to make any payment required of it pursuant to paragraph 5 of this Stipulation of Amendment (a "Defaulting Defendant") by the applicable date set forth in such paragraph 5 (a "Missed Payment"), the State of Mississippi shall provide notice to each of the Settling Defendants of such non-payment. The Defaulting Defendant shall have 15 days after receipt of such notice to pay the Missed Payment, together with interest accrued from the original applicable due date at the prime rate as published in the Wall Street Journal on the latest publication date on or before the date of default plus 3%. If the Defaulting

Defendant does not make such payment within such 15-day period, the State of Mississippi shall have the option of providing notice to each of the Settling Defendants of such continued non-payment. In the event that the State of Mississippi elects to provide such notice, any or all of the Settling Defendants (other than the Defaulting Defendant) shall have 15 days after receipt of such notice to elect (in such Settling Defendant's or such Settling Defendants' sole and absolute discretion) to pay the Missed Payment, together with interest accrued from the original applicable due date at the prime rate as published in the Wall Street Journal on the latest publication date on or before the date of default plus 3%. In the event that the State of Mississippi does not receive the Missed Payment, together with such accrued interest, within such additional 15-day period, all payments required to be made by each of the respective Settling Defendants pursuant to paragraph 5 of this Stipulation of Amendment that have yet to come due prior to the conclusion of such additional 15-day period shall be accelerated and immediately become due and owing to the State of Mississippi from each Settling Defendant, pro rata in proportion to its Market Share; provided, however, that such accelerated payments (a) shall all be adjusted upward by the greater of (i) the rate of 3% per annum or (ii) the actual total percent change in the Consumer Price Index, in either instance for the period between January 1 of the year in which the acceleration of payments pursuant to this paragraph occurs and the date on which such accelerated payments are made pursuant to this paragraph 6, and
(b) shall all immediately be adjusted in accordance with the formula for adjustment of payments set forth in Appendix A hereto.

               Nothing in this paragraph 6 shall be deemed under any circumstance to create any obligation on the part of any Settling Defendant to pay any amount owed or payable to the State of Mississippi by any other Settling Defendant. All obligations of the Settling Defendants pursuant to this paragraph 6 are intended to be and shall remain several, and not joint.

               7. Annual Payments. Each of the Settling Defendants agrees that, beginning on December 31, 1998 (subject to adjustment for appropriate allocation among Settling Defendants by January 30, 1999), and annually thereafter on December 31st of each year after 1998 (subject to final adjustment within 30 days), it shall severally cause to be paid to an account designated in writing by the State of Mississippi, in accordance with and subject to paragraph 17 of this Stipulation of Amendment, pro rata in proportion to its respective Market Share, its share of 1.7% of the following amounts (in billions):


Year       1998     1999     2000      2001      2002      2003   thereafter
----
            1        2        3         4         5         6
Amount     $4B     $4.5B     $5B      $6.5B     $6.5B      $8B       $8B
------


The payments made by Settling Defendants pursuant to this paragraph 7 shall be adjusted upward by the greater of 3% or the actual total percent change in the Consumer Price Index applied each year on the previous year, beginning with the annual payment due on December 31, 1999. Such payments will also be decreased or increased, as the case may be, beginning with the annual payment due on December 31, 1999, in accordance with the formula for adjustments of payments set forth in Appendix A. This paragraph 7 supersedes paragraph 9 of the Settlement Agreement (and, insofar as not already superseded thereby, paragraph 3 of the MOU), which is hereby rendered null, void and of no further effect.

               8. Determination of Market Share. In the event of a disagreement between or among any Settling Defendants as to their respective shares of any payment due to be paid on a Market Share basis pursuant to the Settlement Agreement and this Stipulation of Amendment, each Settling Defendant shall pay its undisputed share of such payment promptly on or before the date on which such payment is due, and shall, within 21 days of such date, submit copies of its federal excise tax reports for the year in question to a third party to be selected by agreement of Settling Defendants (the "Third Party"), who shall determine the Market Share of each Settling Defendant within 3 business days of receipt of such federal excise tax reports. The decision of the Third Party shall be final and non-appealable, and shall be communicated by facsimile to each person designated to receive notice under paragraph 23 of the Settlement Agreement. Each Settling Defendant shall, within two business days of receipt of the Third Party's decision, pay the State or such other Settling Defendant, as appropriate, the difference, if any, between (1) the amount that such Settling Defendant has already paid with respect to the payment in question and (2) the amount of the payment in question that corresponds to such Settling Defendant's Market Share as determined by the Third Party, together with interest accrued from the original date on which the payment in question was due, at the prime rate as published in the Wall Street Journal on the latest publication date on or before the original date on which the payment in question was due, plus 3%.

               9. Adjustments in Event of Federal Legislation. In the event that federal tobacco legislation is enacted before November 30, 2000 that provides for payments by tobacco companies (whether in the form of settlement payment, tax or otherwise) ("Tobacco Legislation"):

                             (a) Settling Defendants shall be entitled to
               receive a dollar for dollar offset against the annual payments required under paragraph 7 of this Stipulation of Amendment of any amounts that the State of Mississippi could elect to receive pursuant to such Tobacco Legislation ("Federal Settlement Funds"), up to the full amount of such annual payments, except to the extent that:

                                            (i) such Federal Settlement Funds
                             are required to be used for purposes other than health care or tobacco-related purposes;

                                            (ii) such Tobacco Legislation does
                             not provide for the abrogation, settlement or relinquishment of state tobacco-related claims; or

                                            (iii) state receipt of such Federal
                             Settlement Funds is conditioned upon (A) the relinquishment of rights or benefits under the Settlement Agreement (including this Stipulation of Amendment and the Agreed Order) (excepting any annual payment amounts subject to the offset); or
                             (B) actions or expenditures by the state unrelated to health care or tobacco (including but not limited to tobacco education, cessation, control or enforcement).


                             (b) Nothing in this paragraph 9 shall reduce (i)
               the payments made to the State of Mississippi pursuant to paragraphs 7 and 8 of the Settlement Agreement and paragraphs 5 and 6 of this Stipulation of Amendment (by offset, credit, recoupment, refund or otherwise); or (ii) the percentage figure (1.7%) used to determine the State of Mississippi's annual payments pursuant to paragraph 7 of this Stipulation of Amendment. Nothing in this paragraph 9 is intended to or shall reduce the total amounts payable by Settling Defendants to the State of Mississippi under the Settlement

               Agreement (as revised hereby) by an amount greater than the amount of Federal Settlement Funds that the State of Mississippi could elect to receive.

               This paragraph 9 supersedes paragraph 10 of the Settlement Agreement (and, insofar as not already superseded thereby, paragraph 5 of the MOU), which is hereby rendered null, void and of no further effect.

               10. Clarification of Scope of State's Release. The release of claims provided in paragraph 13 of the Settlement Agreement shall, with respect to the Claims identified in subparagraph (2) thereof, apply only to monetary Claims and, further, shall not operate as a release of any person, party or entity (whether or not a signatory to the Settlement Agreement or this Stipulation of Amendment) as to any of the obligations undertaken in the Settlement Agreement (as revised hereby) in connection with a monetary breach or default thereof. This paragraph 10 does not supersede but rather supplements and clarifies the scope of the release provided in paragraph 13 of the Settlement Agreement.

               11. Limited Most-Favored Nation Provision. In partial consideration for the monetary payments to be made by Settling Defendants pursuant to this Stipulation of Amendment, the State of Mississippi agrees that, if Settling Defendants enter into any future pre-verdict settlement agreement of other similar litigation brought by a non-federal governmental plaintiff, or any amendment to any such existing settlement agreement, on terms more favorable to such non-federal governmental plaintiff than the terms of the Settlement Agreement (including this Stipulation of Amendment and the Agreed Order) (after due consideration of relevant differences in population or other appropriate factors), the terms of the Settlement Agreement (including this Stipulation of Amendment and the Agreed Order) shall not be revised except as follows: to the extent, if any, such other pre-verdict settlement agreement includes terms that provide:

                             (a) for joint and several liability among Settling
               Defendants with respect to monetary payments to be made pursuant to such agreement;

                             (b) a guarantee by the parent company of any of
               Settling Defendants or other assurances of payment or creditors' remedies with respect to monetary payments to be made pursuant to such agreement;

                             (c) for the implementation of non-economic
               tobacco-related public health measures different from those contained in the Settlement Agreement (including this Stipulation of Amendment and the Agreed Order);

                             (d) for no offset of Federal Settlement Funds
               against annual settlement payments pursuant to such settlement agreement; or

                             (e) for an offset term more favorable to the
               plaintiff than the offset provisions of paragraph 9 of this Stipulation of Amendment, then the Settlement Agreement shall, at the option of the Office of the Attorney General of the State of Mississippi, be revised to include terms comparable to such terms.

               This paragraph 11 supersedes paragraph 15 of the Settlement Agreement (and, insofar as not already superseded thereby, paragraph 7 of the MOU), which is hereby rendered null, void and of no further effect. The State of Mississippi hereby acknowledges that, pursuant to the terms of this paragraph 11, it has irrevocably waived any future claim to revise the terms of the Settlement Agreement or this Stipulation of Amendment pursuant to paragraph 15 of the Settlement Agreement (or paragraph 7 of the MOU) (except as provided in paragraph 23 of this Stipulation of Amendment), and it hereby further covenants and agrees that, in consideration for Settling Defendants' agreement to the terms of this Stipulation of Amendment, it shall not hereafter seek to revise the Settlement Agreement or this Stipulation of Amendment, except as expressly provided in this paragraph 11 (or pursuant to mutually agreeable amendment by the parties hereto as provided in paragraph 22 of the Settlement Agreement and paragraph 19 hereof).

               12.  Settling Defendants' Assurances.  Settling Defendants agree:

                             (a) to support the legislative initiatives to enact
               new laws and administrative initiatives to promulgate new rules described in paragraph 6 of the Settlement Agreement; and

                             (b) not to support in Congress or any other forum
               legislation, rules or policies which would preempt, override, abrogate or diminish the State's rights or recoveries under the Settlement Agreement (as amended hereby). Except as specifically provided in the foregoing sentence, nothing in this Settlement Agreement (including this Stipulation of Amendment and the Agreed Order) shall be deemed to restrain the parties from advocating terms of any national settlement or taking any other positions on issues relating to tobacco.

               13. Disclosure of Payments. Each Settling Defendant shall disclose to the Office of the Attorney General and the Office of the Governor, at the times and in the manner provided below, information about the following payments:

                             (a) Any payment to a "lobbyist" within the meaning
               of Miss. Code Ann. SECTIONS 5-8-3, 5-8-7 (Supp. 1997)), if the Settling Defendant knows or has reason to know that the payment will be used, directly or indirectly, to influence legislative or administrative action or the official action of state or local government in Mississippi in any way relating to Tobacco Products or their use;

                             (b) Any payment to a third party, if the Settling
               Defendant knows the payment is partly in consideration for the third party attending, offering testimony at, or participating before a state or local government hearing in Mississippi in any way relating to Tobacco Products or their use; and

                             (c) Any payment (other than a "campaign
               contribution" under Miss. Code Ann. SECTIONS 23-15-801 et. seq. (1972 & Supp. 1997) to, or for the benefit of, a state or local official in Mississippi, whether made directly by the Settling Defendant or indirectly through an employee of the Settling Defendant acting within the scope of his employment, or through an affiliate, lobbyist or other agent acting under the substantial control of the Settling Defendant.

Disclosures required under this paragraph 13 shall be filed with the Office of the Attorney General and the Office of the Governor on the first day of February, May, August and November of each year for any and all payments made through the first day of the previous month, and shall be transmitted in electronic format or such format as the Attorney General may require, with the following information:

               o The name, address, telephone number and e-mail address of the recipient;

               o    The amount of each payment described in this paragraph 13;
                    and

               o The aggregate amount of all payments described in this paragraph 13 to the recipient in the calendar year.

Information disclosed pursuant to this paragraph 13 is a "public record" within the meaning of the Mississippi Public Records Act of 1983, Miss. Code Ann. SECTIONS 25-61-1 et seq. (1972 & Supp. 1997).

               14. Prohibition of Certain Payments for Product Placement. Settling Defendants shall not make or cause to be made, in connection with any motion picture made in the United States, any payment, direct or indirect, to any person to use, display, make reference to or use as a prop any cigarette, cigarette package, advertisement for cigarettes, or any other item bearing the brand name, logo, symbol, motto, selling message, recognizable color or pattern of colors, or any other indicia of product identification identical or similar to, or identifiable with, those used for any brand of domestic Tobacco Products.

               15. Prohibition on Promotional Merchandise. On and after December 31, 1998, Settling Defendants shall permanently cease marketing, licensing, distributing, selling or offering, directly or indirectly, including by catalogue or direct mail, in the State of Mississippi, any service or item (other than Tobacco Products or any item of which the sole function is to advertise Tobacco Products) which bears the brand name (alone or in conjunction with any other word), logo, symbol, motto, selling message, recognizable color or pattern of colors, or any other indicia of product identification identical or similar to, or identifiable with, those used for any brand of domestic Tobacco Products.

               16. Document Production. Settling Defendants shall provide to the State of Mississippi a copy of any CD-ROMs of documents that Settling Defendants have agreed to produce, pursuant to the Minnesota Settlement, to the document depository established in connection with the lawsuit State of Minnesota v. Philip Morris Inc., No. C1-94-8565 (Dist. Ct. Ramsey County, filed Aug. 17,
1994), with a copy of the accompanying transmittal letter provided to each person designated to receive notice under paragraph 23 of the Settlement Agreement.

               17. Court Approval. The parties hereto agree to submit this Stipulation of Amendment promptly to the Court for its review and approval. If the Court refuses to approve this Stipulation of Amendment or any material provision hereof, or if such approval is modified in any material respect or set aside on appeal, then this Stipulation of Amendment shall be canceled and terminated and it and all orders issued pursuant hereto (including the Agreed Order) shall become null and void and of no further effect. Any such cancellation or termination of this Stipulation of Amendment shall not result in the cancellation or termination of the Settlement Agreement as approved by the Court on December 29, 1997. All payments described in this Stipulation of Amendment shall be paid into a special escrow account, pursuant to the terms of a mutually acceptable escrow agreement (the "MFN Escrow Agreement"), and if so paid shall remain in said escrow account, until such time as (1) the time for appeal or to seek review of the Court's order approving this Stipulation of Amendment has expired without the filing of any notice of appeal or petition for review; or (2) in the event of any such appeal or petition, the appeal or the petition has been dismissed or the Court's order has been affirmed in all material respects by the court of last resort to which such appeal or petition has been taken and such dismissal or affirmance has become no longer subject to further appeal or review. Any payments made into escrow shall be disbursed from escrow only in strict accordance with the terms of the MFN Escrow Agreement.

               18. Obligations Several, Not Joint. All obligations of the Settling Defendants pursuant to the Settlement Agreement and this Stipulation of Amendment are intended to be and shall remain several, and not joint.

               19. Applicable Provisions of Settlement Agreement. The provisions of paragraphs 17 (Representations of Parties); 19 (Headings), 20 (No Determination or Admission), 21 (Non-Admissibility), 22 (Amendment), 23 (Notices), 24 (Cooperation), 26 (Construction), 27 (Severability), 28 (Intended Beneficiaries) and 29 (Counterparts) of the Settlement Agreement shall be equally applicable to this Stipulation of Amendment as though fully set forth herein, and all references to the Settlement Agreement in the paragraphs thereof specifically listed in this paragraph 19 shall be construed to include this Stipulation of Amendment.

               20. Release of Right to Additional Compensation. In consideration for the terms hereof, including, inter alia, the provisions of paragraph 5 hereof, the State of Mississippi hereby irrevocably releases Settling Defendants from any claim for additional compensation pursuant to paragraph 16 of the Settlement Agreement (and, insofar as not already superseded thereby, paragraph 8 of the MOU), the provisions of which regarding the State's rights to additional compensation are hereby rendered null, void and of no further effect.

               21. Governing Law. The Settlement Agreement (including this Stipulation of Amendment and the Agreed Order) shall be governed by the laws of the State of Mississippi without regard to the conflict of law rules of such State. This paragraph supersedes paragraph 25 of the Settlement Agreement, which is hereby rendered null, void and of no further effect.

               22. Attorneys' Fees. The parties hereto acknowledge that the entire obligation of Settling Defendants regarding payment of private counsel's fees pursuant to paragraph 16 of the Settlement Agreement (and, insofar as not already superseded thereby, paragraph 8 of the MOU) is set forth in the Mississippi Fee Payment Agreement dated July 2, 1998. The Attorney General represents that all of the State's outside counsel that have represented the State in connection with this action are, by and through their authorized representatives, signatories to the Mississippi Fee Payment Agreement. Under no circumstances shall Settling

Defendants' entry into this Stipulation of Amendment or the Mississippi Fee Payment Agreement be construed as, or deemed to be, evidence of or an admission or concession that the Settlement Agreement can be revised pursuant to the Most Favored Nations clause without incorporation of all terms of any settlement agreement that provides the occasion for any such revision, including all terms with respect to attorneys' fees.

               23. Conditioned on Minnesota Settlement. In the event that a court order or other judicial determination is issued on or before January 2, 2003 that overturns, voids or invalidates the Minnesota Settlement or otherwise declares it to be unenforceable (such that Settling Defendants are relieved from making payments required under the Minnesota Settlement) (the "Minnesota Order"), Settling Defendants shall have the option to elect not to make any payment pursuant to paragraphs 5 and 6 of this Stipulation of Amendment that becomes due on or after the date of such Minnesota Order. In the event that Settling Defendants make such an election:

                             (a) Settling Defendants shall not be obligated to
               make any payment pursuant to paragraphs 5 and 6 of this Stipulation of Amendment that becomes due on or after the date of the Minnesota Order; provided, however, that if the Minnesota Order is reversed on appeal or otherwise set aside, Settling Defendants shall be obligated to make any payments pursuant to paragraphs 5 and 6 of this Stipulation of Amendment that were not made when initially due as result of the Minnesota Order;

                             (b) the provisions of paragraph 11 of this
               Stipulation of Amendment shall not apply to preclude the application of paragraph 15 of the Settlement Agreement with respect to any pre-verdict settlement agreement described therein entered into after the date of the Minnesota Order; and

                             (c) Settling Defendants shall be entitled to a
               credit, in the amount of any payments made pursuant to paragraphs 5 and 6 of this Stipulation of Amendment, against any payments due to the State of Mississippi as a result of application of paragraph 15 of the Settlement Agreement in connection with any pre-verdict settlement agreement entered into after the date of the Minnesota Order, pursuant to subparagraph (b) of this paragraph 23.

No other provision of the Settlement Agreement, this Stipulation of Amendment or the Consent Decree shall be affected by the Minnesota Order. Settling Defendants will provide the State of Mississippi with notice of any filing seeking to obtain a Minnesota Order.

               24. Entire Agreement of Parties. The Settlement Agreement (including for purposes of this paragraph 24 this Stipulation of Amendment, the Mississippi Fee Payment Agreement and the Agreed Order) contains an entire, complete and integrated statement of each and every term and provision agreed to by and among the parties hereto relating in any way to the settlement of the tobacco litigation brought by the State of Mississippi, and is not subject to any condition not provided for herein.

               IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Stipulation of Amendment as of this 2nd day of July, 1998.

                                       STATE OF MISSISSIPPI, acting by and
                                       through Michael C. Moore, its duly
                                       elected and authorized Attorney General

                                       By:
                                          -------------------------------------
                                                     Michael C. Moore
                                                     Attorney General

                                       PHILIP MORRIS INCORPORATED

                                       By:
                                          -------------------------------------
                                                     Meyer G. Koplow
                                                     Counsel

                                       By:
                                          -------------------------------------
                                                     Martin J. Barrington
                                                     General Counsel

                                       R.J. REYNOLDS TOBACCO
                                       COMPANY

                                       By:
                                          -------------------------------------
                                                     Arthur F. Golden
                                                     Counsel

                                       By:
                                          -------------------------------------
                                                     Charles A. Blixt
                                                     General Counsel

                                       BROWN & WILLIAMSON TOBACCO
                                       CORPORATION

                                       By:
                                          -------------------------------------
                                                     Stephen R. Patton
                                                     Counsel

                                       By:
                                          -------------------------------------
                                                     F. Anthony Burke
                                                     Vice President and
                                                       General Counsel

                                       LORILLARD TOBACCO COMPANY

                                       By:
                                          -------------------------------------
                                                     Arthur J. Stevens
                                                      Senior Vice-President and

                                                         General Counsel

                                   APPENDIX A

                   FORMULA FOR CALCULATING VOLUME ADJUSTMENTS

               Any payment that by the terms of the Stipulation of Amendment is to be adjusted pursuant to this Appendix (the "Applicable Base Payment") shall be adjusted pursuant to this Appendix in the following manner:

     (A) in the event the aggregate number of cigarettes shipped for domestic consumption by Settling Defendants in the Applicable Year (as defined hereinbelow) (the "Actual Volume") is greater than the aggregate number of cigarettes shipped for domestic consumption by Settling Defendants in 1997 (the "Base Volume"), the Applicable Base Payment shall be multiplied by the ratio of the Actual Volume to the Base Volume;

     (B) in the event the Actual Volume is less than the Base Volume,

          (i) the Applicable Base Payment shall be multiplied by the ratio of the Actual Volume to the Base Volume, and the resulting product shall be divided by 0.98; and

          (ii) if a reduction of the Applicable Base Payment results from the application of subparagraph (B)(i) of this Appendix, but the Settling Defendants' aggregate net operating profits from domestic sales of cigarettes for the Applicable Year (the "Actual Net Operating Profit") is greater than the Settling Defendants' aggregate net operating profits from domestic sales of cigarettes in 1997 (the "Base Net Operating Profit") (such Base Net Operating Profit being adjusted upward by the greater of the rate of 3% per annum or the actual total percent change in the Consumer Price Index, in either instance for the period between January 1, 1998 and the date on which the payment at issue is made), then the amount by which the Applicable Base Payment is reduced by the application of subparagraph (B)(i) shall be reduced (but not below zero) by 1.7% of 25% of such increase in such profits. For purposes of this Appendix, "net operating profits from domestic sales of cigarettes" shall mean net operating profits from domestic sales of cigarettes as reported to the United States Securities and Exchange Commission ("SEC") for the Applicable Year or, in the case of a Settling Defendant that does not report profits to the SEC, as reported in financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The determination of Settling Defendants' aggregate net operating profits from domestic sales of cigarettes shall be derived using the same methodology as was employed in deriving such Settling Defendants' aggregate net operating profits from domestic sales of cigarettes in 1997. Any increase in an Applicable Base Payment pursuant to this subparagraph B(ii) shall be payable within 120 days after the date that the payment at issue was required to be made.

     (C) "Applicable Year" means (i) with respect to the payments made pursuant to paragraph 7 of the Stipulation of Amendment, the calendar year ending on the date on which the payment at issue is due, regardless of when such payment is made; and (ii) with respect to all other payments made pursuant to the Stipulation of Amendment, the calendar year immediately preceding the year in which the payment at issue is due, regardless of when such payment is made.

                                    EXHIBIT 1

                    IN THE CHANCERY COURT OF JACKSON COUNTY,
                              STATE OF MISSISSIPPI

                                                )
IN RE MIKE MOORE, ATTORNEY GENERAL, ex. rel.    )    CAUSE No. 94-1429
STATE OF MISSISSIPPI TOBACCO LITIGATION         )
                                                )


                      AGREED ORDER APPROVING STIPULATION OF
                        AMENDMENT TO SETTLEMENT AGREEMENT
                  PURSUANT TO COURT ORDER OF DECEMBER 29, 1997

               WHEREAS, on October 17, 1997, the State of Mississippi and certain Defendants entered into a Comprehensive Settlement Agreement and Release (the "Settlement Agreement") to settle and resolve with finality all present and future claims against all parties to this litigation relating to the subject matter of this litigation which have been or could have been asserted by any of the parties hereto;

               WHEREAS, the Settlement Agreement was approved and adopted as an enforceable order of the Court pursuant to Court Order dated December 29, 1997;

               WHEREAS, the Settlement Agreement contains a "Most Favored Nation" clause which provides that, in the event that Settling Defendants enter into a future pre-verdict settlement agreement of other litigation brought by a non-federal governmental plaintiff on terms more favorable to such governmental plaintiff than the terms of the Settlement Agreement (after due consideration of relevant differences in population or other appropriate factors), the terms of the Settlement

                                   EXHIBIT 1

Agreement shall be revised so that the State of Mississippi will obtain treatment at least as relatively favorable as any such non-federal governmental entity;

               WHEREAS, on May 8, 1998, Settling Defendants entered into a pre-verdict settlement agreement with the State of Minnesota to settle the lawsuit State of Minnesota v. Philip Morris Inc., No. C1-94-8565 (Dist. Ct. Ramsey County, filed Aug. 17, 1994) (the "Minnesota Settlement");

               WHEREAS, the State of Mississippi and Settling Defendants agree that, pursuant to the Most Favored Nations clause of the Settlement Agreement, the Settlement Agreement is to be revised in light of the Minnesota Settlement;

               WHEREAS, the State of Mississippi and Settling Defendants have agreed on the terms of the revisions to the Settlement Agreement as set forth in a Stipulation of Amendment to Settlement Agreement and for Entry of Agreed Order executed on July 2, 1998 (the "Stipulation of Amendment");

               WHEREAS, the Stipulation of Amendment provides for entry of this Agreed Order and, further, provides that the Settling Defendants have waived as specified therein their right to challenge the terms of this Agreed Order as being superseded or preempted by future congressional enactments; and

               WHEREAS, the Attorney General believes the entry of this Agreed Order is appropriate and in the public interest;

                                    EXHIBIT 1

               NOW, THEREFORE, the State of Mississippi and Settling Defendants having come before the Court on their joint motion Ore Tenus for approval of a Stipulation of Amendment to the Settlement Agreement pursuant to the Most Favored Nations clause of the Settlement Agreement and this Court's December 29, 1997 Judgment of Dismissal and Order Approving Settlement Agreement (the "December 29, 1997 Order"), and the Court having reviewed and considered the Stipulation of Amendment and otherwise being fully advised in the premises, it is hereby ORDERED, ADJUDGED and DECREED as follows:

               1. Approval. Pursuant to the Settlement Agreement and this Court's December 29, 1997 Order, this Court has continuing jurisdiction to enforce and implement the terms of the Settlement Agreement, including the Most Favored Nations clause of the Settlement Agreement. The Court finds that the terms of the Stipulation of Amendment are just and in the best interests of the State of Mississippi and Settling Defendants, and the same is hereby approved. The parties are directed to comply with the terms of the Stipulation of Amendment.

               2. Jurisdiction and Venue. In keeping with the Settlement Agreement and this Court's December 29, 1997 Order, the Court retains jurisdiction for the purpose of enforcement of the Settlement Agreement (as amended by the Stipulation of Amendment) and this Agreed Order. Any party to this Agreed Order may apply to this Court at any time for such further orders and directions as

                                    EXHIBIT 1

may be necessary or appropriate for the construction and enforcement of the Settlement Agreement, the Stipulation of Amendment and this Agreed Order.

               3. Definitions. The definitions set forth in the Settlement Agreement (as supplemented or superseded by the Stipulation of Amendment) are incorporated by reference herein.

               4. Applicability. This Agreed Order applies only to Settling Defendants in their corporate capacity acting through their respective successors and assigns, directors, officers, employees, agents, subsidiaries, divisions or other internal organizational units of any kind or any other entity acting in concert or participating with them. The remedies and penalties for a violation of this Agreed Order shall apply only to Settling Defendants, and shall not be imposed or assessed against any employee, officer or director of Settling Defendants or other person or entity as a consequence of such a violation, and there shall be no jurisdiction under this Agreed Order to impose or assess a penalty against any employee, officer or director of Settling Defendants or other person or entity as a consequence of a violation of this Agreed Order.

               5. Effect on Third Parties. This Agreed Order is not intended to and does not vest standing in any third party with respect to the terms hereof, or create for any person other than the parties hereto a right to enforce the terms hereof.

               6. Injunctive Relief. Settling Defendants are permanently enjoined from:

                                    EXHIBIT 1

               (a) On and after December 31, 1998, marketing, licensing, distributing, selling or offering, directly or indirectly, including by catalogue or direct mail, in the State of Mississippi, any service or item (other than Tobacco Products or any item the sole function of which is to advertise Tobacco Products) which bears the brand name (alone or in conjunction with any other word), logo, symbol, motto, selling message, recognizable color or pattern of colors, or any other indicia or product identification identical or similar to, or identifiable with, those used for any domestic brand of Tobacco Products.

               (b) Making any material misrepresentation of fact regarding the health consequence of using any Tobacco Product, including any tobacco additives, filters, paper or other ingredients; provided, however, that nothing in this paragraph shall limit the exercise of any First Amendment right or any defense or position which persons bound by this Agreed Order may assert in any judicial, legislative or regulatory forum.

               (c) Entering into any contract, combination or conspiracy between or among themselves which has the purpose or effect of: (1) limiting competition in the production or distribution of information about the health hazards or other consequences of the use of Tobacco Products;

                                   EXHIBIT 1

               (2) limiting or suppressing research into smoking and health; or
               (3) limiting or suppressing research into, marketing, or development of new products.

                    (d) Taking any action, directly or indirectly, to target
               children in Mississippi in the advertising, promotion, or marketing of cigarettes, or taking any action the primary purpose of which is to initiate, maintain or increase the incidence of underage smoking in Mississippi.

               7. No Determination or Admission. The Settlement Agreement having been executed prior to the taking of any testimony, no final determination of any violation of any provision of law has been made in this Action. This Agreed Order is not intended to be and shall not in any event be construed as, or deemed to be, an admission or concession or evidence of any liability or any wrongdoing whatsoever on the part of any person covered by the releases provided in paragraphs 12, 13 and 14 of the Settlement Agreement; nor shall this Agreed Order be construed as, or deemed to be, an admission or concession or evidence of personal jurisdiction by any person not a party to this Agreed Order. Defendants specifically disclaim any liability or wrongdoing whatsoever with respect to the claims and allegations asserted against them in this Action and Settling Defendants have entered into the Settlement Agreement and the Stipulation of Amendment, and have stipulated to entry of this Agreed Order, solely to avoid the further expense, inconvenience, burden and risk of litigation.

                                    EXHIBIT 1

               8. Modification. This Agreed Order shall not be modified unless the party seeking modification demonstrates, by clear and convincing evidence, that it will suffer irreparable harm from new and unforeseen conditions; provided, however, that the provisions of paragraph 4 of this Agreed Order shall in no event be subject to modification. Changes in the economic conditions of the parties shall not be grounds for modification. It is intended that Settling Defendants will comply with this Agreed Order as originally entered, even if Settling Defendants' obligations hereunder are greater than those imposed under current or future law. Therefore, a change in law that results, directly or indirectly, in more favorable or beneficial treatment of any one or more of the Settling Defendants shall not support modification of this Agreed Order. The provisions of this paragraph shall not be construed to limit or affect any future modification of the Settlement Agreement (as amended by the Stipulation of Amendment) in the manner provided in paragraphs 11 and 23 of the Stipulation of Amendment.

               9. Enforcement and Attorneys' Fees. In any proceeding which results in a finding that a Settling Defendant violated this Agreed Order, the responsible Settling Defendant or Settling Defendants shall pay the State's costs and attorneys' fees incurred in such proceeding.

               10. Non-Exclusivity of Remedy. The remedies in this Agreed Order are cumulative and in addition to any other remedies the State may have at law or

                                    EXHIBIT 1

equity. Nothing herein shall be construed to prevent the State from bringing any action simply because the conduct that is the basis for such action may also violate this Agreed Order.

               SO ORDERED AND ADJUDGED, this the ___ day of July, 1998.



                                -----------------------------------------------
                                WILLIAM H. MYERS,
                                CHANCELLOR

APPROVED:



---------------------------------------
MICHAEL C. MOORE, Attorney General,
for the State of Mississippi




---------------------------------------
JOE R. COLINGO, for Settling Defendants